Exhibit 10.2

Change in Director Compensation

Non-employee directors of PNM Resources, Inc. (the “Company”) receive their annual retainer in the form of cash and stock-based compensation as determined by the Company’s Board of Directors.   At the December 2010 Board meeting, the Board approved increasing the 2011 annual retainer for non-employee directors from the 2010 annual retainer reported in Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 by (1) increasing the annual cash retainer from $35,000 to $52,500 (and eliminating attendance fees for Board meetings); (ii) providing an additional annual cash retainer of $15,000 for the presiding lead director; (3) providing restricted stock rights with a grant date fair value of $55,000 in lieu of the 1,000 stock options and 4,000 restricted stock rights.  Thus, the 2011 annual retainer for non-employee directors is as follows:

Annual Retainer:	Restricted stock rights* with a grant date fair value of $55,000; and an annual cash retainer of $52,500 (except that the Chairman receives $175,000**) paid in quarterly installments

Annual Presiding Lead Director Fee:	$15,000 paid in quarterly installments
Annual Committee Chair Fee:	$ 5,000 paid in quarterly installments (in addition to meeting attendance fees), except that the Annual Audit and Ethics Committee Chair Fee is $10,000

Committee Meeting Attendance Fees:	$ 1,500 per Board Committee meeting

Directors are also reimbursed for any Board-related expenses, such as travel expenses incurred to attend Board and Board committee meetings and director educational programs.

* Restricted stock rights granted under the Company’s Omnibus Performance Equity Plan (“PEP”) each vest in three equal annual installments beginning on the first anniversary of the grant date.  These awards are typically made at the annual meeting of directors, unless the meeting occurs during a black-out period for trading in the Company’s securities as specified in the Company’s Insider Trading Policy.  As set forth under the Company’s Stock Option Grant Policy, under those circumstances, the Board will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period.  The date of the awards is the date on which the Board approves the awards, unless (i) the approval date is a non-trading day, in which case the date is the immediately preceding trading date or (ii) in the case of pre-approval during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period.

** Jeffry E. Sterba retired as the Company’s Chief Executive Officer (“CEO”) effective March 1, 2010.  While employed as CEO, Mr. Sterba received no additional compensation for serving as a director or as the Chairman of the Board and was only reimbursed for any travel related expenses to Board meetings.  As reported in Current Reports on Form 8-K filed February 19, 2010 and August 17, 2010, in February 2010, the Board asked Mr. Sterba to continue to serve as Chairman following his retirement as CEO.  As compensation, Mr. Sterba received a separate annual cash retainer of $250,000, prorated from March 1, 2010 to December 31, 2010 (in lieu of the $35,000 annual cash retainer received by other non-employee directors), which was reduced to $175,000 effective August 16, 2010.